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                                                                      EXHIBIT 99

                             [CRYO-CELL LETTERHEAD]


FOR IMMEDIATE RELEASE           CONTACT:  Sharon Will, Saggi Capital Corp.
                                          212-572-0762   212-572-0764 (Fax)

                        CRYO-CELL APPOINTS NEW PRESIDENT
                           AND CHIEF OPERATING OFFICER

Clearwater, FL - June 5, 2000 - (NASDAQ: CCEL). After an extensive search, Daniel D. Richard, Chairman and Chief Executive Officer of CRYO-CELL International, Inc., announced today that the Board of Directors has approved the appointment of Wanda D. Dearth to serve as President and Chief Operating Officer of the Company.

     According to Mr. Richard, "Ms. Dearth's history of more than 15 years of successful marketing and management makes her uniquely qualified to head up the day-to-day operations of the Company. During her successful business career she has taken a start-up company to revenues of $8,000,000 in 18 months, and another firm to revenues of $8,000,000 in two years. During her present position as Business Unit Vice President with kforce.com (formerly ROMAC International) a medical staffing company with annual revenues of approximately one billion dollars, she has opened more than a dozen offices marketing her company's service. She increased her business unit's revenues from $20,000,000 to $80,000,000 in less than three years."

     The CRYO-CELL Board of Directors is impressed with Ms. Dearth's ability and believes she can lead the Company to profitability, utilizing her vast contacts with hundreds of hospital administrators, maternity nurses, OB/GYNs and medical personnel she has placed from coast to coast.

     She assumes her position as President today, June 5, 2000. Plans call for Gerald Maass to continue as Executive Vice President and General Manager and Mr. Richard to remain as Chairman and Chief Executive Officer of CRYO-CELL, America's fastest growing private umbilical cord blood stem cell bank, which now receives between 1500 to 2000 inquiries monthly from expectant parents.

     According to Mr. Richard, "By strengthening the management team with a President who has proven marketing skills, she will enable the Company to also focus on a number of negotiations which we currently have underway that could significantly enhance the value of CRYO-CELL including expanding international operations." He stated that since the Company's market consists of expectant parents and the physicians, nurses, midwives and other pre-natal personnel who serve them, they should readily relate to the Company's new President who has dealt with many of them throughout the years.

CRYO-CELL is now America's largest autologous/sibling U-Cord(TM)stem cell preservation company and is traded on the NASDAQ Stock Market(R) symbol ... C C E L.

Forward Looking Statement
     Statements wherein the terms "believes", "intends", or "expects" as used are intended to reflect "forward looking statements" of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements or paragraphs. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company.